EXHIBIT 10(i)

Agreement

This will confirm the agreement between Providence Resources, Inc., a Texas corporation, with offices located at 2610-1066 West Hastings Street, Vancouver, British Columbia V6E 3X2 (“Providence”) and Miller Operating LLC and Miller Energy LLC., Delaware limited liability companies (and certain of their stockholders and officers to be designated by Marsden Miller), with offices at 850 Kaliste Saloom Road, Suite 219, Lafayette, Louisiana 70508 (collectively “Miller” as appropriate in this agreement), pursuant to which Miller Operating will manage the exploration, drilling, development and production activities of Providence’s Val Verde prospect (sometimes referred to as the “Prospect”) as provided for in this agreement and related attachments. Miller will also overlook and manage the activities of Providence’s acreage in Comanche and Hamilton Counties, Texas, where Providence has drilled four wells testing the Barnett Shale.

1. Val Verde Prospect

The Val Verde Prospect is a 12,832 acre block of oil and gas leases located in Val Verde County, Texas, as outlined on the attached map (Attachment 1). Providence owns a 95% working interest in the oil and gas leases and is the operator until such time as eight (8) wells are drilled to the Ellenberger formation. Thereafter, a 13% working interest will be incumbent upon those persons who assembled the Val Verde Prospect, with such working interest being operated by Providence. Providence believes it may be able to purchase an additional 5% working interest in the leases presently held by Harding Company, Dallas, Texas. If Providence is able to purchase the Harding interest, that interest will also be subject to this agreement.

2. Exploration and Development Plans

The Val Verde Prospect, while highly potential, is an exploration prospect that has high risks. One dry hole has been drilled on the Prospect in a position on the top of the structure as presently identified. On many prospects that well could condemn the Prospect. Geologically such a dry hole can be explained by the possible nature of the traps in the principal target, the Ellenberger formation. To identify potential reservoirs of that nature in the Ellenberger and in other potential target zones will require state of the art 3D seismic and state of the art interpretation of such seismic data. To successfully test any potential reservoirs that may be identified by the 3D seismic will require utilizing special drilling techniques not normally used in drilling exploration wells. For a number of reasons, the ability to successfully use such drilling techniques on the Prospect is difficult to determine at this time. The ultimate success of the Prospect will therefore require extensive drilling and operating expertise not easily available.

Providence has begun exploration activities on the Prospect by entering into a seismic acquisition agreement with TRNCO, Midland, Texas. The acquisition, processing and interpretation of the seismic data is projected to cost approximately $4 to $4.5 million, and is projected to be completed for purposes of selecting a location and drilling the first test well by the end of the first quarter of 2008. It is intended that the drilling of the first well will commence in the second quarter of 2008. The first well is at this time projected to cost approximately $4 million completed. Dry hole costs are projected to cost approximately $3 million. Depending on the results of the first well, further exploration and development of the Prospect may occur. The ability to timely drill all wells required by the leases comprising the Prospect is crucial (and may not be able to be accomplished) because of a potential $1 Million penalty in the event all wells are not timely drilled.

3. Operations

Providence does not have operating personnel. Since Providence has only the Val Verde Prospect and the acreage in Comanche and Hamilton Counties, and no additional properties at this time, Providence believes and has determined that it would be difficult to obtain employees with the operating experience required by the nature, complexity and cost of the Val Verde Prospect.

To enable the company to comply with lease obligations and prudently conduct required operations, Providence previously entered into a letter of intent with a third party operator to operate the property. For various good reasons Providence believes that such third party operator does not have the time and is not the best operator to operate the Prospect. Such operator has withdrawn from the Prospect.

Providence therefore desires to have Miller Operating and, where Miller Operating feels it is desirable, one or more of Miller’s subsidiaries or affiliates, operate all exploration, drilling, development and production activities on the Prospect. In consideration of the provisions of this agreement, Miller Operating agrees to operate all exploration, development and production activities on the Prospect pursuant to an Operating Agreement in the form attached to this agreement (Attachment 2).

Miller Operating intends to use the services of its affiliate, Miller Drilling LLC, to conduct all drilling activities on the properties and Vintage Gas Marketing LLC to market all gas that may be discovered and produced from the Prospect. Drilling and gas marketing will be conducted pursuant to additional agreements between Providence, Miller Drilling and Vintage Gas Marketing which will be executed upon execution of this agreement.

Providence also does not at this time have experienced oil and gas exploration and production management. At this stage of development of Providence, it would normally be difficult to obtain top management with oil and gas exploration, drilling, and production management experience. Miller therefore has also agreed to obtain key management personnel for Providence, including the positions of President/Chief Executive Officer and Chief Financial Officer, which persons must be approved by the Board of Directors of Providence, and to make available key stockholders and officers to serve on the Board of Directors of Providence. Both parties specifically waive all conflicts of interest that may result from the relationships between the parties or from the service as Directors, officers, advisors or contractors of persons related to either party in those person’s services or activities for Providence.

4. Participation by Miller in Providence

In consideration of Miller providing operations for the Prospect and obtaining key management personnel for Providence (in addition to the cost reimbursements provided for in the Operating Agreement), Providence and Miller have agreed that Miller and affiliates will participate in Providence through convertible loans to Providence of up to $10 million, to be advanced from time to time as required by the operations on the Prospect. The convertible loans will be made pursuant to the terms and conditions of the attached Convertible Note (Attachment 3).

As consideration for the undertaking of the responsibilities assumed hereunder, Miller Operating will have the right, at casing point in the initial well drilled on the Val Verde Prospect, to elect to participate in 10% of the working interest in the Val Verde Prospect by paying 10% of the drilling costs of the first well and in every other well in which Miller Operating participates.

5. Drilling

All drilling operations on the Val Verde Prospect will be conducted by Miller Drilling LLC pursuant to instructions by Miller Operating LLC. The Chairman of Miller Drilling is Edward Moses, whose resume is attached (Attachment 4). The President of Miller Drilling is George McQuirt, whose resume is attached (Attachment 5). At the request of Providence, Edward Moses has agreed to serve as a Director of Providence. Miller Drilling will plan and conduct all drilling operations, which will be approved by the Board of Providence before drilling commences. Miller Drilling will select all drilling personnel and obtain all equipment and supplies under such terms and conditions as in its sole opinion is required for prudent operations on the prospect.

All drilling operations will be conducted pursuant to an agreement with Miller Drilling LLC that will contain provisions normal in the oil and gas business, including reimbursement of costs and profit margins, and will contain provisions for participation by Miller Drilling in the Prospect similar to participation in the Prospect previously proposed by other drilling operators.

6. Management of Providence

Miller has agreed that one of its owners and directors, Gilbert Burciaga, can serve as the Chief Executive Officer and a director of Providence. Mr. Burciaga’s resume is attached (Attachment 6). Mr. Burciaga will have full powers allowed by the By Laws of Providence to conduct the business of Providence. In consideration of Miller obtaining the services of Mr. Burciaga, as CEO of Providence, Providence and Miller both waive any conflict of interest rights they may have under the circumstances.

Miller will propose and the Providence Board of directors will approve a Chief Financial Officer for Providence as soon as possible after the appointment of Mr. Burciaga as CEO.

7. U.S. Offices for Providence

Providence desires to have official U.S. offices in order to conduct its operations and management, and Miller agrees to make its Houston offices available to Providence under the same terms and conditions as such offices are available to Miller. The address of such offices is 1775 Saint James Place, Suite 120, Houston, TX 77056.

8. Approved by Board

This agreement has been approved by the Board of Directors of Providence as reflected by the attached Board resolution.

This agreement executed effective as of June 29, 2007.

Providence Resources, Inc.

By: /s/ Nora Coccaro

Nora Coccaro

Chief Executive Officer

By: /s/ Markus Müller

Markus Müller

Director

Miller Energy, LLC

By: /s/ Marsden W. Miller, Jr.

Marsden W. Miller, Jr.

Chairman

Miller Operating LLC

By: /s/ Marsden W. Miller, Jr.

 Marsden W. Miller, Jr.

Chairman